Exhibit 99.1

Cascade Bancorp (Oregon) Announces Strong Growth and Profitability in Third
Quarter With Core Earnings per Share up 35.3%
Year-Over-Year at $.32 Versus Consensus Estimate of $.29

          BEND, Ore., Oct. 11 /PRNewswire-FirstCall/ --

               - Including Non-Recurring Items, EPS (diluted) at $.35

               - Loan Growth at 27.6% Year-over-Year

               - Deposit Growth at 25.7% Year-over-Year (Excluding Large Overnight Deposit)

               - Cash Dividend Increased 12.5% to $.09 Per Share

          Highlights for the Third Quarter 2005

	Excluding Non-Recurring Items		As Reported

	As Adjusted	YOY %	Actual	YOY %

EPS	$0.32	35.3%	$0.35	48.5%
Net Income	$5.6 million	36.8%	$6.2 million	49.7%
Loans	$1.0 billion	27.6%	No Change	No Change
Deposits	$1.2 billion	25.7%	$1.2 billion	37.7%
ROA	1.87%	3.3%	2.05%	13.3%
ROE	23.54%	14.9%	25.78%	25.8%

          FINANCIAL PERFORMANCE:
          Cascade Bancorp (Nasdaq: CACB) announced third quarter core earnings per share increase of 35.3% year-over-year, excluding non-recurring items of approximately $.03 per share arising from a corporate state tax credit plus a gain on the sale of other real estate.

          “Our strategy of impact bankers serving fast growth markets continues to deliver organic growth well above the norm for the banking industry,” stated Patricia L. Moss, President and CEO.  “I am especially pleased that this consistent progress is driven by relationship growth focused on core deposit gathering and expanding lending relationships while maintaining solid credit discipline.”

          For the quarter ended September 30, 2005 (and including the above referenced non-recurring items), earnings per share (diluted) increased 48.5% to $.35 compared to $.24 for the year ago quarter.  Net income for the quarter was up 49.4% to $6.2 million compared to $4.1 million for the year ago quarter.  At September 30, 2005, the loan portfolio was 27.6% higher than a year ago, and grew at a 23.2% linked-quarter pace (annualized) during the third quarter.  Actual deposit balances were up 37.7% compared to the year ago quarter, but included a large overnight deposit of approximately $100 million that had been disbursed subsequent to quarter-end.  After adjustment for this item, deposits were up 25.7% and increased at a 36.0% linked-quarter pace (annualized). The Company often experiences strong third quarter deposit flows due to the seasonal peak of tourism and real-estate transaction activity.

          As reported, third quarter return on equity was 25.7% compared to 20.5% for the year-ago quarter, while return on assets for the current quarter was 2.05% vs. 1.81% for the third quarter of 2004.  The net interest margin eased to 5.65% compared to 5.67% in the prior quarter, and lower than the year ago quarter of 5.76%.  This gradual easing of the margin is the result of higher deposit cost of funds arising from the steady increase in short-term market interest rates over the past year (see Net Interest Margin discussion below).

          LOAN GROWTH AND CREDIT QUALITY:
          At September 30, 2005, for the first time in Company history, the loan portfolio exceeded $1.0 billion, up 27.6% from $800.6 million a year ago. Loan growth during the third quarter was $56 million, an increase of 23.2% on a linked-quarter basis (annualized) when compared with the immediately preceding quarter.  Loan growth was well distributed by region and by loan type.  The Central Oregon and Salem markets together accounted for 31% of total loan growth during the current quarter while the new banking offices in Portland and Southern Oregon saw continued solid expansion in loan totals. These regions commenced operation about two years ago and at September 30, 2005 represented over 32% of the Company’s total loans.

          The Company’s loan credit quality profile remained strong with delinquent loans greater than 30 days past due at only .04% of total loans, while net loan charge-offs for the quarter were only .10% (annualized) of total loans, consistent with solid quality results of recent quarters.  The Company disposed of its only foreclosed property during the quarter, resulting in a non-recurring gain of approximately $.01 per diluted share.  The reserve for losses on loans and loan commitments stood at a prudent 1.45% of outstanding loans at quarter end, unchanged from the preceding quarter and comparable to 1.49% for the year ago period.  In keeping with the quarter’s strong loan growth, loan loss provision expense was $1.15 million, up from $.90 million in the preceding quarter and comparable to the $1.20 million in the year ago period.  Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

          DEPOSIT GROWTH:
          Total deposits exceeded $1 billion for the first time, up 37.7% to $1.2 billion compared to $837.9 million for the year-ago quarter.  At September 30, 2005, deposit balances included a large overnight deposit of approximately $100 million that had been disbursed subsequent to quarter-end.  Adjusting for this large overnight deposit, the year-over-year increase was a strong 25.7%, and on a linked-quarter basis adjusted deposits were up 36.0% (annualized). Both Central Oregon and Salem markets generated significant deposit growth during the quarter buoyed by the seasonal peak in tourism, real estate sales and construction season.  At the same time, deposit balances in the Portland and Southern Oregon offices grew at a 32% linked-quarter pace (annualized). Non-interest bearing balances continued strong, averaging approximately 40% of total deposits as the Company continued to expand its business customer base.

          NET INTEREST MARGIN & INTEREST RATE RISK:
          The Company reported a 5.65% Net Interest Margin (NIM) for the third quarter compared to 5.67% in the prior quarter and 5.76% for the year ago quarter.  With short-term interest rates continuing to climb, yields on earning assets increased to 6.97%, compared to 6.83% in the immediately preceding quarter and 6.33% a year ago.  Meanwhile, the average rates paid on interest-bearing liabilities increased to 2.24% versus 1.92% in the prior quarter and .95% a year ago.

          The Company has a relatively stable interest rate risk profile within a reasonable range of rates as currently predicted by financial markets. Management anticipates that the margin may remain between 5.50% and 5.70% over the next 12 to 18 months. With today’s relatively flat yield curve, the Company’s interest rate risk model indicates a continued easing of the margin is likely toward the lower end of this range.  A slightly inverted yield curve could moderately amplify such an outcome.  The model also indicates that earnings would be slightly enhanced in the event of higher than expected market interest rates, a result of its strong core deposit base and its growing portfolio of floating rate loans.  In the highly unlikely scenario wherein the Fed Funds rate falls to 0.50% by 2006 (compared to today’s 3.75%), the model predicts earnings growth could be moderately below expected levels because falling loan yields would compress against an already low cost of funds.  The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions.  See cautionary “Forward Looking Statements” below and the Company’s Form 10K report for further information on risk factors including interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:
          Non-interest income for the third quarter of 2005 was up 11.1% compared to the year ago quarter due to higher mortgage revenue and a gain on the sale of foreclosed property referenced above. Service charges and overdraft protection fees have stabilized compared to the prior quarter but remain below year-ago levels.

          Single Family mortgage originations and related revenues improved in the third quarter ended September 30, 2005 compared to the year ago period and on a linked-quarter basis due to stable purchase activity and attractive mortgage interest rates.  Residential mortgage originations during the quarter ended September 30, 2005, totaled $47.9 million, up 22.3% from the immediately preceding quarter and up 43.8% from $33.3 million in the year ago quarter.  At September 30, 2005, the Company serviced approximately $501 million in mortgage loans for customers.  The related carrying value of mortgage servicing rights was at 0.90% of serviced loans compared to a fair value estimate of 1.04% of serviced loans.

          Non-interest expense for the third quarter of 2005 was 15.2% above the same quarter in 2004 and 2.0% above the immediately preceding quarter, an 8% annualized pace on a linked-quarter basis.  The Company’s strong and consistent growth has resulted in increased staffing, salaries and incentive compensation compared to prior periods.

          CASH DIVIDEND DECLARED:
          The Board of Directors’ approved a 12.5% increase in the quarterly cash dividend to $.09 per share. This regular dividend is payable on October 28, 2005, to shareholders of record as of October 21, 2005.

          BUSINESS STRATEGY:
          Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders.  The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 21 branches, including 11 in Central Oregon, four in the Salem/Keizer area, five in Southern Oregon and one office in Portland. The Company plans to open up to 2 new branches in the next 5 quarters concentrated in its fast growing Southern and Central Oregon markets. The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America as well as in surveys by US Banker Magazine.  In addition, The Seattle Times named Cascade Bancorp in the top tier of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest, and it was among the top 20 “Best Companies to Work For” in Oregon Business magazine. For further information on the Company, please visit our web site at http://www.botc.com .

          FORWARD LOOKING STATEMENTS
          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year

	3rd Qtr 2005	3rd Qtr 2004	% Change

Balance Sheet Data (at period end)
Investment securities	$57,151	$41,699	37.1%
Loans, gross	1,021,639	800,578	27.6%
Total assets	1,354,640	969,021	39.8%
Total deposits	1,153,491	837,905	37.7%
Non-interest bearing deposits	459,973	362,388	26.9%
Core Deposits (1)	1,115,409	817,808	36.4%
Total shareholders’ equity	96,540	82,294	17.3%
Income Statement Data
Interest income	$19,317	$13,221	46.1%
Interest expense	3,727	1,190	213.2%
Net interest income	15,590	12,031	29.6%
Loan loss provision	1,150	1,200	-4.2%
Net interest income after loan loss provision	14,440	10,831	33.3%
Noninterest income	3,493	3,145	11.1%
Noninterest expense	8,603	7,457	15.4%
Income before income taxes	9,330	6,519	43.1%
Provision for income taxes	3,158	2,396	31.8%
Net income	$6,172	$4,123	49.7%
Share Data (2)
Basic earnings per common share	$0.37	$0.25	48.2%
Diluted earnings per common share	$0.35	$0.24	48.5%
Book value per common share	$5.71	$4.88	17.1%
Tangible book value per common share	$5.31	$4.47	18.9%
Cash dividends declared per common share	$0.08	$0.07	14.3%
Ratio of dividends declared to net income	21.87%	28.36%	-22.9%
Basic Average shares outstanding	16,874	16,705	1.0%
Fully Diluted average shares outstanding	17,441	17,303	0.8%
Key Ratios
Return on average total shareholders’ equity (book)	25.78%	20.49%	25.8%
Return on average total shareholders’ equity (tangible) (3)	27.76%	22.44%	23.7%
Return on average total assets	2.05%	1.81%	13.3%
Net interest spread	4.73%	5.38%	-12.1%
Net interest margin	5.65%	5.76%	-1.9%
Total revenue (net int inc + non int inc)	$19,083	$15,176	25.7%
Efficiency ratio (4)	45.08%	49.14%	-8.3%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,835	11,900	24.7%
Reserve to ending total loans	1.45%	1.49%	-2.3%
Non-performing assets (5)	215	44	388.6%
Non-performing assets to total assets	0.02%	0.00%	249.5%
Delinquent >30 days to total loans	0.04%	0.12%	-70.0%
Net Charge off’s	254	218	16.5%
Net loan charge-offs (annualized)	0.10%	0.11%	-7.8%
Mortgage Activity
Mortgage Originations	$47,877	$33,297	43.8%
Total Servicing Portfolio (sold loans)	$501,286	$505,102	-0.8%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,531	$4,748	-4.6%
Capital Ratios
Average shareholders’ equity to average assets	7.95%	8.81%	-9.7%
Leverage ratio (6) (Est Q3- 05)	9.36%	8.28%	13.0%
Total risk-based capital ratio (6) (Est Q3-05)	10.66%	10.18%	4.7%

	Linked Quarter

	3rd Qtr 2005	2nd Qtr 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$57,151	$49,453	15.6%
Loans, gross	1,021,639	965,699	5.8%
Total assets	1,354,640	1,161,228	16.7%
Total deposits	1,153,491	966,509	19.3%
Non-interest bearing deposits	459,973	420,028	9.5%
Core Deposits (1)	1,115,409	927,107	20.3%
Total shareholders’ equity	96,540	93,755	3.0%
Income Statement Data
Interest income	$19,317	$17,049	13.3%
Interest expense	3,727	2,922	27.5%
Net interest income	15,590	14,127	10.4%
Loan loss provision	1,150	1,000	15.0%
Net interest income after loan loss provision	14,440	13,127	10.0%
Noninterest income	3,493	3,272	6.8%
Noninterest expense	8,603	8,416	2.2%
Income before income taxes	9,330	7,983	16.9%
Provision for income taxes	3,158	3,063	3.1%
Net income	$6,172	$4,920	25.4%
Share Data (2)
Basic earnings per common share	$0.37	$0.29	25.2%
Diluted earnings per common share	$0.35	$0.28	25.2%
Book value per common share	$5.71	$5.56	2.8%
Tangible book value per common share	$5.31	$5.16	3.0%
Cash dividends declared per common share	$0.08	$0.08	0.0%
Ratio of dividends declared to net income	21.87%	27.39%	-20.1%
Basic Average shares outstanding	16,874	16,842	0.2%
Fully Diluted average shares outstanding	17,441	17,404	0.2%
Key Ratios
Return on average total shareholders’ equity (book)	25.78%	21.73%	18.6%
Return on average total shareholders’ equity (tangible) (3)	27.76%	23.49%	18.2%
Return on average total assets	2.05%	1.81%	13.3%
Net interest spread	4.73%	4.91%	-3.7%
Net interest margin	5.65%	5.67%	-0.4%
Total revenue (net int inc + non int inc)	$19,083	$17,399	9.7%
Efficiency ratio (4)	45.08%	48.37%	-6.8%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,835	14,020	5.8%
Reserve to ending total loans	1.45%	1.45%	0.0%
Non-performing assets (5)	215	1,169	-81.6%
Non-performing assets to total assets	0.02%	0.10%	-84.2%
Delinquent >30 days to total loans	0.04%	0.04%	-9.9%
Net Charge off’s	254	122	108.2%
Net loan charge-offs (annualized)	0.10%	0.05%	102.9%
Mortgage Activity
Mortgage Originations	$47,877	$39,155	22.3%
Total Servicing Portfolio (sold loans)	$501,286	$499,728	0.3%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,531	$4,515	0.4%
Capital Ratios
Average shareholders’ equity to average assets	7.95%	8.35%	-4.8%
Leverage ratio (6) (Est Q3-05)	9.36%	9.31%	0.5%
Total risk-based capital ratio (6) (Est Q3-05)	10.66%	10.52%	1.3%

Notes:
(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a 25% (5:4) stock split declared in March 2004.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass merger.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines. Total Shares Outstanding as of 9/30/05: 16,895,785

 SOURCE  Cascade Bancorp
          -0-                                                            10/11/2005 /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, or Patricia L. Moss, President and Chief Executive Officer,
+1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com /